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                                                                    EXHIBIT 99.1


                        FOR:        PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                        CONTACT:    TOMAS DURAN
                                    CHIEF EXECUTIVE OFFICER
                                    PLAY-BY-PLAY TOYS & NOVELTIES, INC.
FOR IMMEDIATE RELEASE               (210) 829-4666


                       PLAY-BY-PLAY TOYS & NOVELTIES, INC.
            RETAINS CONSULTANTS TO ASSIST WITH FINANCING ARRANGEMENTS
                --ANNOUNCES ADDITIONAL MANAGEMENT APPOINTMENTS--
        --RECEIVES NOTICE OF TERMINATION ON CERTAIN LICENSING AGREEMENTS
                      WITH WARNER BROS. CONSUMER PRODUCTS--
              --ANNOUNCES SALE OF FUN SERVICES FRANCHISE BUSINESS--


SAN ANTONIO, TX, AUGUST 31, 2001-- PLAY-BY-PLAY TOYS & NOVELTIES, INC. (OTCBB:
PBYP) is pleased to announce that it has engaged SAMCO Resolution (Samco), a division of Service Asset Management Company, as a consultant to the Chairman, Tomas Duran, to assist with financing arrangements. William B. Hudson, Samco's primary consultant for the Company, began his career with Chase Manhattan Bank in the Global Credit Department in New York City. He returned to Texas and held various positions including President of Alamo National Bank in San Antonio, Senior Vice President of Mercantile Texas Corporation and Senior Vice President of First Interstate Bank of Texas. He left the commercial banking business to engage in various entrepreneurial pursuits. Before joining Samco, he was instrumental in starting several businesses.

Also, The Hyslop Group, L.L.C., has been retained to assist with the responsibilities of Chief Financial Officer, until a new Chief Financial Officer is appointed. The position of Chief Financial Officer was recently vacated by Joe M. Guerra who resigned effective July 31, 2001. The Hyslop Group acts in partnership with management in the areas of corporate finance, accounting, strategic policy, general business planning, asset management and financial controls. The Company's principal consultant at the Hyslop Group is James R. Hyslop, the consulting firm's founder and principal. Prior to forming The Hyslop Group in 1994, Mr. Hyslop was Senior Vice President and Chief Financial Officer for Swearingen Aircraft, Inc. from 1992 to 1994. Before that, Mr. Hyslop served in various financial roles up through Senior Vice President, Finance and Treasurer for Tesoro Petroleum Corporation from 1977 to 1992.

Juanita Lozano, in addition to her position as Controller, has been appointed to assist Tomas Duran and Samco in the Company's restructuring and financing efforts. Ms. Lozano joined the Company in March 1995 as the Financial Reporting Manager and served briefly as interim Chief Financial Officer from July 1996 to January 1997. Ms. Lozano returned to her position as the Financial Reporting Manager in January 1997 and was promoted to Controller in February 1999. Prior to joining Play-By-Play, Ms. Lozano was employed by Datapoint Corporation as Financial Analyst, where she coordinated the Marketing Division budget. Ms. Lozano is a Certified Public Accountant and received a BBA in Accounting, cum laude, from St. Mary's University in San Antonio, Texas.


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Richard De La Llana, Executive Vice President for Latin America, has been appointed to act as President and Managing Director of the Puerto Rico office replacing Mr. Manuel Fernandez Barroso who resigned his position as President of Caribe Sales & Marketing effective August 2, 2001. Mr. De La Llana joined Caribe Sales & Marketing in 1980 and served in various capacities culminating in Executive Vice President for Latin America at the time the Company purchased Caribe in March 1999. Mr. De La Llana was transferred to Miami in November 1999 to run the Company's Miami offices until their closure in November 2000, at which time he moved to the San Antonio office. Mr. De La Llana is a 20-year veteran in the Puerto Rican and Latin American retail sales markets where he has spent over 15 years traveling to mainland China, Hong Kong and Taiwan to source new vendors and to develop and market new products. Mr. De La Llana is a graduate of Sacred Heart University in San Juan, Puerto Rico with a degree in business administration and marketing.

The Company also announced that it has reduced labor costs by approximately $900,000 domestically, as well as an approximate $3.7 million reduction in other operating costs from June 2000 through June 2001. In addition, the Company's China and Hong Kong offices were closed on July 31, 2001 in further efforts to achieve cost savings.

Warner Bros. Consumer Products ("Warner Bros.") has issued "Notice of Termination" for several entertainment character licensing agreements due to non-payment by the Company of scheduled royalties due. One of the notices of termination applies to the Looney Tunes' United States' mass market retail distribution entertainment character licensing agreement. Associated with this licensing agreement are certain voice contracts, which apply to characters animated with licensed voices. Also included in the notices of termination are the licensing rights for Looney Tunes and other characters for distribution in Latin America and Canada.

Finally, on August 24, 2001, the Company completed the sale of its Fun Services Franchise business to Giftco, Inc. of Chicago, Illinois.

Play-By-Play Toys & Novelties, Inc. designs, develops, markets and distributes a broad line of quality stuffed toys, novelties and consumer electronics based on its licenses for popular children's entertainment characters, professional sports team logos and corporate trademarks. The Company also designs, develops and distributes electronic toys and non-licensed stuffed toys, and markets and distributes a broad line of non-licensed novelty items. Play-By-Play has license agreements with major corporations engaged in the children's entertainment character business.

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with the Company's liquidity and capital resources, relationships with licensors, competitive and economic factors, price changes by competitors, ability to manage growth, ability to source products, international trade relations, management of quarter to quarter results, increase in costs of raw materials, timing of technological advances by the Company and its competitors, lack of acceptance by consumers of new products, and the other factors discussed in the "Risk Factors" section of the Company's Form 10-K dated July 31, 2000. Updated information will be periodically provided by the Company as required by the Securities Exchange Act of 1934.